UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2018

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31791	04-3562325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 PEACHTREE INDUSTRIAL BOULEVARD, STE 240

NORCROSS, GA 30071

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (678) 620-3186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 18, 2018, the Board approved potential cash incentive bonuses (the “Transaction Bonuses”) applicable only to employees who were employed by the Company on January 1, 2018, including Peter G. Traber, Harold H. Shlevin and Jack W. Callicutt.

The potential Transaction Bonuses are payable in connection with a Transaction (as defined below). A “Transaction” is (i) any licensing, development, partnership, or similar arrangements relating to any of the Company’s drug candidates (a “Partnership Transaction”) or (ii) the acquisition of the Company or any of its material assets (an “Acquisition Transaction”). The amounts payable pursuant to the Transaction Bonuses will be equal to 10% of the recipient’s 2018 base salary for each $50 million payable to the Company or the Company’s shareholders, as applicable, pursuant to the Transaction to the extent paid in cash or marketable securities, up to a maximum payment of 300% of base salary. If Transaction is a Partnership Transaction and payments to the Company are deferred or otherwise made over time, the amount of the Transaction Bonuses will be based on the Board’s reasonable estimate of the value of the Transaction. To be entitled to receive a Transaction Bonus, if the Transaction is an Acquisition Transaction, an individual must be employed by the Company on the date the Transaction is consummated, or, if the Transaction is a Partnership Transaction, an individual must be employed by the Company on the date that the definitive transaction agreement(s) are executed.

Additionally, the Board also approved retention bonuses payable to certain employees of the Company, including Dr. Traber, Dr. Shlevin and Mr. Callicutt, equal to 75% of such employee’s 2018 salary (the “Retention Bonuses”) if such employees remain employed by the Company through December 31, 2018 and based upon the annualized salary level in effect on such date. If no Transaction is consummated on or prior to December 31, 2018, then the Retention Bonuses will be payable no later than January 15, 2019. If a Transaction is consummated on or prior to December 31, 2018, each eligible employee will receive that portion of the Retention Bonus equal to any cash bonuses paid to such employee for 2017 on or before January 15, 2019. The balance of the Retention Bonus will be payable in equal monthly installments over a period of six (6) months, but only if the employee remains employed by the Company on the applicable payment date unless the employee’s employment is terminated by the Company without cause (or as a result of the death or disability of the employee), in which case any unpaid portion of the Retention Bonus will be paid immediately upon such termination.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2018 Annual Meeting of Stockholders held on May 22, 2018, the stockholders of the Company elected each of the Company’s directors that had been nominated to serve until the next annual meeting or until their successors are elected and have been qualified. The stockholders also (i) approved an amendment to the Company’s Restated Articles of Incorporation increasing the number of authorized common voting shares from 50,000,000 to 100,000,000, (ii) approved an amendment to the Company’s Amended and Restated 2009 Incentive Compensation Plan to reserve an additional 1,000,000 shares for issuance under the plan, (iii) ratified the selection of Cherry Bekaert LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017, and (iv) authorized the adjournment of the annual meeting if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the annual meeting or adjournment or postponement thereof to approve any of the proposals.

The final results of the voting on each matter of business at the 2018 Annual Meeting are as follows:

Election of Directors

Name	Votes For	Votes Withheld	Broker Non-Votes
Gilbert F. Amelio, Ph.D.	16,570,544	907,784	17,750,552
Kary Eldred	17,154,228	324,100	17,750,552
Kevin D. Freeman	17,139,778	338,550	17,750,552
Marc Rubin, M.D.	17,109,418	368,910	17,750,552
Gilbert S. Omenn, M.D., Ph.D.	16,606,487	871,841	17,750,552
Joel Lewis	16,663,610	814,718	17,750,552
Richard E. Uihlein	17,322,263	156,065	17,750,552
Stephen Shulman	17,312,353	165,975	17,750,552

Amendment to the Company’s Restated Articles of Incorporation increasing the number of authorized common voting shares from 50,000,000 to 100,000,000

Votes For	Votes Against	Votes Abstain
31,323,044	3,490,695	415,141

Amendment to the Company’s Amended and Restated 2009 Incentive Compensation Plan to reserve an additional 1,000,000 shares for issuance under the plan

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
15,493,367	1,664,522	320,439	17,750,552

Ratification of the selection of Cherry Bekaert LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017

Votes For	Votes Against	Votes Abstain
34,330,522	672,745	225,613

Additionally, the holder of the Company’s Series B Convertible Preferred Stock voted as a separate class to nominate and elect one directors (the “Series B Director”). Mr. James Czirr was re-elected as the Series B Director, to serve until the next annual meeting or until his successor is elected and has been qualified. The results of the voting for the Series B Director are as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
James C. Czirr	3,789,246	0	n/a

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Galectin Therapeutics Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galectin Therapeutics Inc.

Date: May 29, 2018	By:	/s/ Jack W. Callicutt
Jack W. Callicutt
Chief Financial Officer